EXHIBIT 10.46

February 25, 2021

Private & Confidential

Justin Gover

Dear Justin

Letter of Appointment

Following our recent discussions, this letter sets out the terms agreed with the Board of Directors (the “Board”) regarding your continued appointment as a director of GW Pharmaceuticals plc (“GW” or the “Company”).

You agree that this letter is a contract for services, and not a contract of employment.  Your employment is governed by the terms of the amended and restated employment agreement with the Company’s wholly-owned subsidiary, Greenwich Biosciences, Inc., effective as of February 25, 2021 (the “Employment Agreement”).

You also confirm that you are not subject to any restrictions that prevent you from continuing to hold office as a director or provide your services as a director of the Company.

1.	APPOINTMENT

1.1

Subject to the remaining provisions of this letter, your appointment shall be for an initial term commencing on the date of this letter and ending upon the conclusion of annual general meeting (“AGM”) at which you are required to retire by rotation in accordance with articles of association of the Company as amended from time to time (the “Articles”) (such term, the “Initial Term”) unless you cease to be a director for any reason during the Initial Term (including under paragraphs 1.6 or 1.7 of this letter).

1.2

At the end of the Initial Term, you are required to retire as a director and, subject to the Articles, you may offer yourself for re-election at the relevant AGM. The Articles require one third of the directors to retire by rotation and seek re-election at each AGM, with each director being obliged to retire (but shall be eligible for re-election) at intervals of not more than three years.  If the shareholders:

(a)	approve your re-appointment as a director at the relevant AGM then, unless otherwise agreed in writing by the Board, your appointment shall continue on the terms of this letter;
(b)

do not approve your re-appointment as a director, or you are retired from office under the Articles, your appointment as a director shall terminate automatically, with immediate effect and without compensation.

1.3	Your appointment is subject to the Articles and nothing in this letter shall be taken to exclude or vary the terms of the Articles as they apply to you as a director of the Company.

1.4

Continuation of your appointment is contingent on your continued satisfactory performance, any relevant statutory provisions or provisions of the Articles relating to removal of a director and the terms of this letter.

1.5

In accordance with the Articles, you may be required to serve on one or more Board committees. You will be supplied with the relevant committee charter on appointment to any such committee. You also may be asked to serve as an executive or non-executive director on the board of any of the Company’s subsidiaries or joint ventures. Any such appointment will be covered in a separate communication.

1.6	Notwithstanding paragraphs 1.1 to paragraph 1.4, the Company may terminate your appointment with immediate effect if you have:
(a)

committed a material breach of your obligations under this letter, the Employment Agreement or the Employee Confidential Information and Inventions Assignment Agreement entered into or as may be entered into by you;

(b)	committed any serious or repeated breach or non-observance of your obligations to the Company (which include an obligation not to breach your statutory, fiduciary or common-law duties);
(c)	been guilty of any fraud or acted in any manner which is materially adverse to the Company's interests;
(d)	been convicted of an arrestable criminal offence (other than a road traffic offence for which a fine or non-custodial penalty is imposed);
(e)	been declared bankrupt or have made an arrangement with or for the benefit of your creditors, or if you have a county court administration order made against you under the County Court Act 1984;
(f)	been disqualified from acting as a director; or
(g)	not complied with the Company’s anti-corruption and bribery policy and procedures from time to time in force or the Bribery Act 2010.
1.7	Your appointment will terminate immediately if:
(a)

your employment with Greenwich Biosciences, Inc., terminates for any reason or if you are no longer the Chief Executive Officer of Greenwich Biosciences, Inc. unless otherwise agreed to by you and the Board in writing;

(b)	you are removed as a director by resolution of the shareholders; or
(c)	you cease to be a director pursuant to any provision of the Articles.
1.8

On termination of your appointment or your employment with Greenwich Biosciences, Inc., you shall, at the Company's request, resign from your office as a director of the Company and any offices you hold in any of the Company's group companies.  You irrevocably appoint the Company to be your attorney in your name and on your behalf to execute documents, use your name and do all things which are necessary or desirable for the Company to obtain the full benefit of this paragraph.

1.9

If matters arise which cause you concern about your role, you should discuss these matters with the chairperson. If you have any concerns which cannot be resolved, and you choose to resign for that, or any other, reason, you should provide an appropriate written statement to the chairperson for circulation to the Board.

2.	TIME COMMITMENT

2.1

You will be expected to devote such time as is necessary for the proper performance of your duties which will include attendance at Board meetings, AGMs, meetings of any Board committees that you are a member of, Board away days, meetings with the non-executive directors and meetings with shareholders, and may also include meetings with managers and non-managerial members of the workforce, meetings with key stakeholders, and meetings forming part of the Board evaluation process. Some of these meetings will likely involve international travel although it is understood that you may occasionally join some meetings by telephone or videoconference. In addition, you will be required to consider all relevant papers before each meeting. Unless urgent and unavoidable circumstances prevent you from doing so, it is expected that you will attend the meetings outlined in this paragraph.

2.2

By signing this letter you confirm that, taking into account all of your other commitments, you are able to allocate sufficient time to the Company to discharge your responsibilities effectively. You should obtain the agreement of the chairperson before accepting additional commitments that might affect the time you are able to devote to your role as a director of the Company.

3.	ROLE AND DUTIES

3.1	You understand how the Board is structured and what authorities are delegated to the directors (non-executive directors and executive directors) and senior management team.
3.2	The Board as a whole is collectively responsible for the success of the Company. The Board's role is to:
(a)	promote the long-term sustainable success of the Company, generating value for shareholders;
(b)	establish the Company's purpose, values and strategy and satisfy itself that these and its culture are aligned;
(c)	ensure that the necessary resources are in place for the Company to meet its objectives and measure performance against them;
(d)	provide entrepreneurial leadership of the Company within a framework of prudent and effective controls which enable risk to be assessed and managed;
(e)	ensure effective engagement with, and encourage participation from shareholders and stakeholders; and
(f)	ensure that workforce policies and practices are consistent with the Company’s values and support its long-term sustainable success.
3.3

You shall have the same general legal responsibilities to the Company as any other director. You are expected to perform your duties (whether statutory, fiduciary or common law) faithfully, diligently and to a standard commensurate with the functions of your role and your knowledge, skills and experience.

3.4

You shall exercise your powers in your role as an executive director having regard to relevant obligations under prevailing law and regulation, including the Companies Act 2006, the requirements of the Nasdaq Stock Market and the U.S. Securities and Exchange Commission requirements (in each case to the extent applicable) or other laws applicable to the Company from time to time as may be notified to you.

3.5

You shall have particular regard to the general duties of directors in Part 10 of the Companies Act 2006, including the duty to promote the success of the Company under which all directors must act in the way they consider, in good faith, would be most likely to promote the success of the Company for the benefit of its members as a whole. In doing so, as a director, you must have regard (among other matters) to:

(a)	the likely consequences of any decision in the long term;
(b)	the interests of the Company's employees;
(c)	the need to foster the Company's business relationships with suppliers, customers and others;
(d)	the impact of the Company's operations on the community and the environment;
(e)	the desirability of the Company maintaining a reputation for high standards of business conduct; and
(f)	the need to act fairly as between the members of the Company.
3.6	In your role as a director, you shall also be required (along with the other members of the Board) to:
(a)	constructively challenge and help develop proposals on strategy;
(b)	satisfy yourself on the integrity of financial information and that financial controls and systems of risk management are robust and defensible;
(c)

be present in remuneration committee discussions (if invited to attend) and scrutinise the performance of management in meeting agreed goals and objectives and monitor the reporting of performance, but may not vote or be involved in any discussions regarding your own remuneration;

(d)	exercise relevant powers under, and abide by, the Articles;
(e)

disclose the nature and extent of any direct or indirect interest you may have in any matter being considered at a Board or committee meeting and, except as permitted under the Articles you will not vote on any resolution of the Board, or of one of its committees, on any matter where you have any direct or indirect interest;

(f)

notify the chairperson immediately if you become aware of any matter which may affect your fitness to hold office as a company director, which may affect the fitness of any of your fellow directors (or proposed directors) to hold office as a company director or which you consider to be prejudicial to the interests of the Company;

(g)	immediately report your own wrongdoing or the wrongdoing or proposed wrongdoing of any employee or other director of the Company of which you become aware to the chairperson;
(h)	exercise your powers as a director in accordance with the Company's policies and procedures and the Bribery Act 2010; and
(i)	not do anything that would cause you to be disqualified from acting as a director.
3.7

Unless acting in accordance with signing authority approved by the Board or your duties under the Employment Agreement, you shall not enter into any legal or other commitment or contract on behalf of the Company.

3.8

You shall be entitled to request all relevant information about the Company's affairs as is reasonably necessary to enable you to discharge your responsibilities as an executive director. The Company shall use its reasonable endeavours to provide such information promptly.

4.	FEES AND EXPENSES

4.1	No fee is payable in respect of this appointment.

4.2

The Company shall reimburse you for all reasonable and properly documented expenses that you incur in performing the duties of your office. The procedure and other guidance in respect of expense claims is set out in the Company’s travel policy (a copy of which will be provided to you on request) and is available from the company secretary.

4.3	On termination of your appointment, you shall only be entitled to reimbursement in the normal way of any expenses properly incurred before that date.

5.	INDEPENDENT PROFESSIONAL ADVICE

In some circumstances you may consider that you need professional advice in the furtherance of your duties as a director of the Company and it may be appropriate for you to seek advice from independent advisers at the Company’s expense. A copy of the Board’s agreed procedure under which directors may obtain such independent advice is available from the company secretary. The Company shall reimburse the reasonable cost of expenditure incurred by you in accordance with its policy.

6.	OUTSIDE INTERESTS

6.1

You have already disclosed to the Board the commitments you have outside your role in the Company. You must inform the chairperson in advance of any changes to these commitments. You must seek the Board's agreement before accepting further commitments which either might give rise to a conflict of interest or a conflict with any of your duties to the Company.

6.2	If you become aware of any potential or actual conflicts of interest, these should be disclosed to the chairperson and company secretary as soon as you become aware of them.

7.	CONFIDENTIALITY

7.1

In this letter “Confidential Information” means any trade secrets or other information which is confidential, commercially sensitive and is not in the public domain relating or belonging to the Company (or any company within its group) including but not limited to: (a) business methods, corporate plans, management systems, finances, new business opportunities, research and development projects, marketing or sales of any past, present or future product or service; (b) secret formulae, processes, inventions, designs, know-how discoveries, technical specifications and other technical information relating to the creation, production or supply of any past, present or future product or service; (c) lists or details of customers, potential customers or suppliers or the arrangements made with any customer or supplier; and/or (d) any information in respect of which the Company (or any company within its group) owes an obligation of confidentiality to any third party.

7.2

You acknowledge that you must not directly or indirectly release, communicate or disclose to any third party, or use for any reason other than in the interests of the Company (or a company within its group) any Confidential Information, either during your appointment or following termination (by whatever means), without prior clearance from the chairperson. This restriction shall cease to apply to any Confidential Information which may (other than by reason of your breach) become available to the public generally.

7.3	You acknowledge the need to hold and retain Company information, including Confidential Information, (in whatever format you may receive it) under appropriately secure conditions.

7.4

Nothing in this paragraph 7 shall prevent you from disclosing information which you are entitled to disclose under the Public Interest Disclosure Act 1998, provided that the disclosure is made in accordance with the provisions of that Act.

8.	MATERIAL NON-PUBLIC INFORMATION AND DEALING IN THE COMPANY’S SECURITIES

8.1

Your attention is drawn to the requirements under both law and regulation on the disclosure of material non-public information, in particular to the U.S. federal insider trading rules and regulations. You should avoid making any statements that might risk a breach of these requirements or any other law or regulation on the disclosure of material non-public information. If in doubt, please contact the chairperson.

8.2

During your period of appointment you are required to comply (and will procure, so far as you are able, that your spouse or civil partner and dependant children (if any) or any trust in which you or your spouse or civil partner or dependant children may be concerned or interested as trustee or beneficiary comply) with the Listing Standards of Nasdaq, SEC rules and regulations (in each case to the extent applicable) and any other applicable law or regulation that the Company may bring to your attention, together with any dealing code in relation to dealing in the Company’s publicly traded or quoted securities, and any such other code as the Company may adopt from time to time which sets out the terms for dealings by directors in the Company’s publicly traded or quoted securities.

8.3

You will promptly give the Company such information as the Company or any member of the Group may require to enable it to comply with its legal and regulatory obligations whether to any securities or investment exchange or regulatory or governmental body to which any member of the Group is, from time to time, subject or howsoever arising.

8.4

You will promptly give the Company such information, records and support as the Company or any member of the Group may require to enable it to prepare for, or respond to, any proceedings, inquiries or investigations into its activities by a regulatory or governmental authority. This requirement will survive termination or expiration of your appointment (howsoever caused).

9.	REVIEW PROCESS

The performance of individual directors, the chairperson and the whole Board and its committees is evaluated annually. If, in the interim, there are any matters which cause you concern about your role you should discuss them with the chairperson as soon as you can.

10.	INSURANCE

The Company will, at its expense, provide you with director’s and officer’s liability insurance, subject to the provisions governing such insurance and on such terms as the Board may from time to time decide (including but not limited to terms relating to the level of cover, deductibles, caps, exclusions and aggregate limits) and subject to the obtaining of insurance at reasonable rates of premium. No undertaking is given regarding the continuation of this insurance, other than that you will be covered for as long as it remains in place for the directors of the Company.

11.	CHANGES TO PERSONAL DETAILS

You shall advise the company secretary promptly of any change in your address or other personal contact details.

12.	RETURN OF PROPERTY

On termination of your appointment with the Company however arising, or at any time at the Board's request, you shall immediately return to the Company all Confidential Information documents, records, papers or other property belonging to the Company or any company in the Company's group which may be in your possession or under your control, and which relate in any way to the Company's or a group company's business affairs and you shall not retain any copies thereof.

13.	MORAL RIGHTS

You hereby irrevocably waive any moral rights in all works prepared by you, in the provision of your services to the Company, to which you are now or may at any future time be entitled under Chapter IV of the Copyright Designs and Patents Act 1988 or any similar provisions of law in any jurisdiction, including (but without limitation) the right to be identified, the right of integrity and the right against false attribution, and agree not to institute, support, maintain or permit any action or claim to the effect that any treatment, exploitation or use of such works or other materials, infringes your moral rights.

14.	DATA PROTECTION

14.1

By signing this letter you acknowledge that the Company may hold and process data about you for legal, personnel, administrative and management purposes in accordance with its privacy notice (as updated from time to time), including the processing of any special category data (as defined in the Data Protection Act 2018, incorporating the General Data Protection Regulation (EU) 2016/679) relating to you including, as appropriate:

(a)	information about your physical or mental health or condition in order to take decisions as to your fitness to perform your duties;
(b)	information about you that may be relevant to ensuring equality of opportunity and treatment in compliance with equal opportunities legislation; and
(c)	information relating to any criminal proceedings in which you have been involved for insurance purposes and in order to comply with legal requirements and obligations to third parties.
14.2

You acknowledge that the Company may make such personal data available to those who provide products or services to the Company (such as advisers and payroll administrators), regulatory authorities, potential or future employers, governmental or quasi-governmental organisations and potential purchasers of the Company or the business in which you work in accordance with our privacy notice (as updated from time to time).

14.3

You acknowledge that we may transfer such personal data to our other offices or to a company in the Group or to other third parties, whether or not outside the European Economic Area, for administration purposes and other purposes in connection with your appointment, where it is necessary or desirable for the Company to do so. Where we transfer personal data outside the European Economic Area, we do so in accordance with the General Data Protection Regulation (EU) 2016/679, including pursuant to appropriate safeguards where required.

14.4	You shall comply with the Company's data protection policy from time to time in force.
14.5	The Company may change its data protection policy at any time and will notify you in writing of any changes.

15.	THIRD PARTY RIGHTS

No one other than you and the Company shall have any rights to enforce the terms of this letter.

16.	ENTIRE AGREEMENT

16.1

This letter and any document referred to in it constitutes the entire terms and conditions of your appointment as a director of the Company and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between you and the Company, whether written or oral, relating to its subject matter. For the avoidance of doubt, this letter does not supersede or otherwise affect the enforceability, interpretation or applicability of the Employment Agreement or the Employee Confidential Information and Inventions Assignment Agreement entered into or as may be entered into by you.

16.2

You agree that you shall have no remedies in respect of any representation, assurance or warranty (whether made innocently or negligently) that is not set out in this letter and you shall not have any claim for innocent or negligent misrepresentation based on any statement in this letter.

17.	VARIATION

No variation of this letter shall be effective unless it is in writing and signed by you and the Company (or respective authorised representatives).

18.	GOVERNING LAW AND JURISDICTION

Your appointment with the Company and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales and you and the Company irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this appointment or its subject matter or formation (including non-contractual disputes or claims).

Please indicate your acceptance of these terms by signing and returning the attached copy of this letter to me.

Yours sincerely

/s/ Dr. Geoffrey Guy

Dr. Geoffrey Guy

For and on behalf of the Board of Directors of GW Pharmaceuticals plc

Executed as a deed and accepted by Justin Gover:/s/ Justin Gover

Date: 25 February 2021

In the presence of:

Witness’s signature .............................................................................

Witness’s name (in BLOCK CAPITALS): .............................................................................

Witness’s address:.............................................................................

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Adopted by the Board of Directors: February 24, 2021

Effective: February 24, 2021